UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 10, 2006

IOMEGA CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware 1-12333 86-0385884
(State or Other Jurisdiction (Commission (IRS Employer
of Incorporation) File Number) Identification No.)

10955 Vista Sorrento Parkway, San Diego, CA 92130 (Address of Principal Executive Offices) (Zip Code)

(858) 314-7000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

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SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01	Entry Into a Material Definitive Agreement

On July 10, 2006, Iomega Corporation (“Iomega”) entered into a definitive agreement with CSCI, Inc. (“CSCI”), a California corporation, and its shareholders, Rich Tear and Dan Williamson, to acquire CSCI by merging a newly formed subsidiary of Iomega with and into CSCI. As a result of the merger, CSCI will become a wholly owned subsidiary of Iomega. CSCI is engaged in the managed services and IT systems integration business. Under the agreement, Iomega will pay $4.5 million in cash, minus the amount of CSCI’s costs relating to the transaction, and issue approximately $7 million of Iomega common stock, based on the average closing price of Iomega’s stock on the NYSE over the 20 business days ending on (and including) the last market trading day immediately preceding the closing date. Iomega has also promised to make certain additional incentive payments, totaling approximately $1,000,000 in cash, primarily for the purpose of retaining CSCI’s owners. The proposed transaction is subject to certain closing conditions, including the issuance of a permit to Iomega by the California Department of Corporations for the distribution of common stock to certain individuals pursuant to Section 25121 of the California Corporations Code. Assuming the issuance of a permit and a finding by the California Department of Corporations that the transaction is fair, the issuance of Iomega common stock in the transaction is expected to be exempt from the registration requirements of the Securities Act of 1933, as amended, under section 3(a)(10) thereof. Other conditions to Iomega’s obligations to complete the acquisition include retention of certain employees of CSCI, absence of dissenting shares, absence of any material adverse effect on CSCI since the date of the agreement, and other customary closing conditions. In addition, neither Iomega nor CSCI is required to close if the average closing price of Iomega common stock on the NYSE over any five consecutive trading days prior to the closing is less than $1.50.

CSCI’s business consists primary of (a) systems integration and (b) selling managed IT services under the OfficeScreen® trademark, so as to manage and/or provide secure wide area networks for small or medium businesses in return for a monthly service fee. CSCI employs approximately 20 people and is based in San Diego, California.

The transaction agreement provides for a portion of the transaction consideration, consisting of $575,000 in cash and $575,000 in shares of Iomega common stock (based on the average closing price described above), to be held in escrow for 18 months following the Closing, as partial security for the indemnification obligations of the shareholders of CSCI to Iomega. In addition, the agreement provides for an additional special $500,000 escrow, half cash and half stock (based on the average closing price described above) to be established for certain matters if insurance coverage for those matters is not procured. Further, for certain matters, the two owners of CSCI, Mr. Tear and Mr. Williamson, have promised additional indemnity to Iomega above the escrow amounts. Iomega has agreed to indemnify the shareholders of CSCI for breaches of representations, warranties, covenants and agreements in the merger agreement, but except in the case of fraud and securities law claims, Iomega's aggregate liability for losses arising under or related to any subject matter of the merger agreement will not exceed $1,400,000.

In connection with the transaction, two CSCI shareholders who are also directors and officers of CSCI have entered into support agreements with respect to a portion of their CSCI shares, representing a majority of the currently issued and outstanding shares of CSCI common stock, in which they have agreed to vote those shares in favor of the transaction.

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Item 3.02 Unregistered Sales of Equity Securities

The information provided in Item 1.01 regarding the issuance of unregistered common stock of Iomega in connection with the acquisition of CSCI is hereby incorporated by reference.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements contained in this report regarding the expected consummation of the transaction between Iomega and CSCI and any other statements that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “expects,” “will,” “assuming,” similar expressions, and variations or negatives of these words. All such statements are based upon information available to us as of July 14, 2006, and we disclaim any intention or obligation to update any such statements. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include the failure to obtain the required fairness determination and permit under the California Corporations Code, changes in the market trading price of Iomega stock, failure to retain CSCI employees, any other failure to meet closing conditions to the transaction, and any adverse events affecting the parties to the transaction, including the risks and uncertainties regarding Iomega that are identified in the reports filed from time to time by Iomega with the U.S. Securities and Exchange Commission, including Iomega's most recent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 14, 2006

IOMEGA CORPORATION
(Registrant)

By: /s/ Thomas D. Kampfer Thomas D. Kampfer
President and Chief Operating Officer

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